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News Release

Contact:	Mike Madden Vice President & CFO (615) 872-4800

KIRKLAND’S REPORTS THIRD QUARTER SALES
Sets Dates for Earnings Release and Conference Call

JACKSON, Tenn. (November 8, 2007) — Kirkland’s, Inc. (NASDAQ:KIRK) today announced sales for the 13-week period ended November 3, 2007.

Net sales for the 13-week period ended November 3, 2007, were $88.6 million compared with $95.8 million for the 13-week period ended October 28, 2006. Comparable store sales for the third quarter of fiscal 2007 decreased 12.1% compared with a 6.7% comparable store sales decrease in the prior-year quarter. Comparable store sales in mall stores declined 13.1% for the third quarter while comparable store sales in off-mall stores declined 11.3%. The Company opened 8 stores and closed 1 store during the quarter.

Net sales for the 39-week period ended November 3, 2007, were $258.0 million compared with $279.4 million for the 39-week period ended October 28, 2006. Comparable store sales for the 39 weeks ended November 3, 2007, decreased 13.8% compared with a 7.0% decrease in the prior-year period. Comparable store sales in mall stores declined 15.7% while comparable store sales in off-mall stores declined 12.1%. The Company opened 26 stores and closed 21 stores during the 39-week period.

Kirkland’s plans to issue its earnings release for the third quarter before the market opens on November 30, 2007, and will host a conference call the same day at 11:00 a.m. ET. During the call, the Company will discuss its results of operations for the third quarter of fiscal 2007. The number to call for this interactive teleconference is (913) 981-4910. A replay of the conference call will be available through December 7, 2007, by dialing (719) 457-0820 and entering the confirmation number, 4183356.

The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=42635 on November 30, 2007, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through December 7, 2007.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 354 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

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805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports Third Quarter Sales
November 8, 2007

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on
May 2, 2007. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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